QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 20.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA ANNOUNCES NOTE OFFERING

Lake Forest, IL. July 14, 2003—Packaging Corporation of America (NYSE: PKG) announced today that it intends to offer $550 million in aggregate principal amount of five and ten-year senior notes, subject to market and other conditions, in an unregistered offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, to a limited number of institutional "accredited investors" and outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. PCA anticipates using the net proceeds of the offering, together with available cash and borrowings under a new senior unsecured credit facility, to purchase all of its outstanding $550 million aggregate principal amount of 9 5/8% Series B Senior Subordinated Notes due 2009 that are validly tendered and accepted for purchase in PCA's cash tender offer that is currently scheduled to expire at midnight on July 21, 2003.

The notes will not be registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. PCA intends to offer to exchange the unregistered notes for substantially identical registered notes following the completion of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.7 billion in 2002. PCA operates four paper mills and 65 corrugated product plants in 25 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA's Website: www.packagingcorp.com

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as "will", "should", "anticipate","believe", "expect", "intend", "estimate"" "hope" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA's current expectations are those identified under the caption "Risk Factors" in PCA's Registration Statements on Form S-4 and Form S-1 filed with the Securities and Exchange Commission and available at the SEC's website at "www.sec.gov".

QuickLinks

  EXHIBIT 20.1
  PACKAGING CORPORATION OF AMERICA ANNOUNCES NOTE OFFERING